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                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the "RELEASE"), dated May 20th 2003, is entered into by and between GILAT SATELLITE NETWORKS LTD., having its principal place of business at 21 Yegia Kapayim St., Kiryat Arye, Petach Tikva, Israel ("GILAT") and GILAT COLOMBIA S.A. E.S.P having its principal place of business at Calle 93A, No. 11-48, Oficina 404 Santa Fe de Bogota, Colombia ("GILAT COLOMBIA"), (the parties together, the "PARTIES," and each individually, a "PARTY").

         RECITALS: WHEREAS, in August 2002, rStar Corporation, Gilat and a Gilat affiliate entered into a Closing Agreement pursuant to which Gilat transferred to rStar the economic benefits of certain entities, among them, Gilat Colombia; and

         WHEREAS, certain disputes have arisen between the Parties with regard to certain assets transferred by Gilat to Gilat Colombia as part of the Closing Agreement; and

         WHEREAS Gilat Colombia has incurred substantial unexpected expenses due to the poor condition and performance of certain of such assets; and

         WHEREAS, since July 2002 and until March 31, 2003, Gilat Colombia has incurred costs related to fixing certain assets; and

         WHEREAS, the Parties wish to settle Gilat Colombia's claims in accordance with the provisions of this Release.

                              TERMS AND CONDITIONS:

         NOW, THEREFORE, in consideration of the mutual promises and releases herein contained, the Parties hereto agree as follows:

         1. Each Party hereby fully releases and forever discharges the other Party, including its affiliates and assigns, from any and all actions, causes of action, claims, and demands, which the releasing Party now has or hereafter may have, which are in any manner whatsoever, directly or indirectly, connected with or related to the assets set forth in the attached EXHIBIT A.

         2. This Release extends and applies to all unknown, unforeseen, unanticipated, and unsuspected injuries, damages, loss, or liability, as well as those now disclosed or known to exist.

         3. Gilat shall pay Gilat Colombia a total sum of up to two million U.S. dollars (US$2,000,000.00) in the following manner:

                  (a) Eight Hundred Thousand US Dollars (US$800,000.00) within fourteen days from above referenced date of this Release, either in cash or such sum shall be offset against sums due by Gilat Colombia to Gilat; and

                  (b) Up to One Million Two Hundred Thousand U.S. Dollars (US$1,200,000.00) upon the presentation of evidence and other financial

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         documentation by Gilat Colombia to Gilat that will prove and substantiate losses and unexpected expenses incurred by Gilat Colombia, as described herein.

         4. The Parties acknowledge and agree that the obligations undertaken pursuant to Paragraph 3 above constitute full satisfaction and discharge of all actions, causes of action, claims, and demands as set forth in Paragraph 1 above, and that these obligations are not to be construed as an admission of any liability by any of the Parties.

         5. This Release contains the entire agreement between the Parties with regard to the assets set forth in EXHIBIT A, and supersedes any purported agreements or understandings, oral or written, that may have preceded the date of this Release. This Release may not be modified or amended except in a writing signed by both Parties hereto.

         6. This Release shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign any of its right or delegate any of its duties under this Release without the written consent of the other Party hereto.

         7. Should any provision of this Release be found by any court or government agency to be illegal, invalid, or ineffective for any reason, the remaining terms of this Release shall nevertheless remain in full force and effect.

         8. This Release may be signed in any number of counterparts, all of which together shall constitute one and the same document.


         IN WITNESS WHEREOF, the Parties have hereto executed this Release:

GILAT SATELLITE NETWORKS LTD.               GILAT COLOMBIA S.A. E.S.P
("GILAT")                                   ("GILAT COLOMBIA")

Signed: YOAV LEIBOVITCH                     Signed: ROLANDO MARTINEZ
        ----------------------------                --------------------------
By: Yoav Leibovitch                         By: Rolando J. Martinez Fernandez
    --------------------------------            ------------------------------
Title: Chief Financial Officer              Title: President & General Manager
       -----------------------------               ---------------------------
Date: May 20, 2003                          Date: May 20, 2003
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